Exhibit 10.14

Execution Version

COMMON STOCK SALE AGREEMENT

This COMMON STOCK SALE AGREEMENT (this “Agreement”) is entered into as of October 6, 2020, by and between Robert B. Deutsch (the “Seller”) and F45 Training Holdings Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Stockholders’ Agreement of the Company, dated March 15, 2019, by and among the Company, MWIG LLC, a Delaware limited liability company, Adam James Gilchrist, the Seller, and 2M Properties Pty Ltd (ACN 109 057 383), a proprietary company limited by shares organized and existing under the laws of Australia, as trustee for The 2M Trust (as amended, the “Stockholders’ Agreement”).

RECITALS

WHEREAS, subject to the termination of that certain Agreement and Plan of Merger, dated June 24, 2020 (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Business Combination Agreement”), by and among the Company, Crescent Acquisition Corp, a Delaware corporation (“Crescent”) and the other parties named therein, the Company expects to enter into a financing transaction representing an enterprise value for the Company of US$500,000,000, and pursuant to which the Company will receive at least US$50,000,000 in proceeds for working capital purposes;

WHEREAS, the Company expects to offer to repurchase shares of its Common Stock, par value $0.0001 per share (the “Common Stock”) on a pro rata basis, subject to the obligations of the Company under that certain Amended and Restated Sale Cooperation Agreement, dated as of the date hereof, by and among the Company, Seller, Adam J. Gilchrist and MWIG LLC, a Delaware limited liability company (as amended, restated, supplemented, modified or waived from time to time in accordance with its terms, the “Sale Cooperation Agreement”), using proceeds from the financing transaction;

WHEREAS, the Seller currently owns 13,050,000 shares of the Common Stock; and

WHEREAS, the Seller desires to sell 13,050,000 shares (the “Shares”) at the above mentioned valuation, and the Company desires to purchase from the Seller, the Shares, upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

SECTION 1. Repurchase of the Shares.

(a) Repurchase. Upon the terms and subject to the conditions of this Agreement, the Company agrees to purchase from the Seller, and the Seller agrees to sell, transfer, assign, convey and deliver (free and clear of all encumbrances (other than Permitted Liens) to the Company, the Shares (the foregoing agreements and the transfer of the Shares pursuant thereto, the “Repurchase”) for an aggregate purchase price of US$142,953,754.63 (the “Purchase Price”). Concurrently with the consummation of the Repurchase, the Company shall pay Seller US$2,500,000 (the “Transaction Bonus”), in satisfaction of the obligation of the Company pursuant to certain Transaction Bonus Agreement with the Company, dated as of February 17, 2020.

(b) Closing. The closing of the Repurchase (the “Closing”) shall occur on the date hereof (the “Closing Date”) or on such other date as the Company and the Seller mutually may agree in writing.

(c) Seller Deliveries at Closing. At the Closing, the Seller shall:

(i) assign, transfer, convey and deliver the Shares to the Company, free and clear of all encumbrances (other than those arising under the Stockholders’ Agreement), and

(ii) deliver to the Company certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

(d) Company Deliveries at Closing. At the Closing, the Company shall deliver, or cause to be delivered, to the Seller an amount equal to the Purchase Price plus the Transaction Bonus in immediately available funds by wire transfer to the account designated by the Seller in writing to the Company at least two business days before the Closing.

(e) Conditions to the Obligations of the Company. The obligations of the Company to consummate the Repurchase and pay to the Seller the Purchase Price shall be subject to the representations and warranties of the Seller contained in this Agreement being true and correct both when made and at the Closing.

(f) Conditions to the Obligations of the Seller. The obligations of the Seller to sell the Shares to the Company shall be subject to the representations and warranties of the Company contained in this Agreement being true and correct both when made and at the Closing.

SECTION 2. Representations and Warranties of the Seller. The Seller represents and warrants to the Company as follows:

(a) Authorization. The Seller has the right, authority and power to execute, deliver and perform his obligations under this Agreement, including without limitation the right, authority and power to sell, assign and transfer the Shares to the Company, subject to the termination of the Business Combination and the concurrent termination of the Support Agreement, dated June 24, 2020, by and among the Company, Crescent and the Seller (the “Support Agreement”). There is no action or proceeding pending or, to the Seller’s knowledge, threatened against the Seller that would prevent the Seller from entering into this Agreement and consummating the transactions contemplated hereby, including the sale of the Shares to the Company. This Agreement is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application, including statutory and other laws regarding fraudulent or preferential transfers relating to, limiting or affecting the enforcement of creditors’ rights generally and by general principles of equity, including the effect of such general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions contained herein and their application (regardless of whether enforcement is considered in a proceeding at law or in equity or pursuant to arbitration).

(b) Non-contravention. Assuming the termination of the Business Combination and the Support Agreement in accordance with its terms, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Seller will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which the Seller is bound or (iii) result in the imposition or creation of any lien, mortgage, security interest, pledge or other encumbrance (any of the foregoing, a “Lien”) upon or with respect to the Shares, other than any Liens imposed or created by the Company, including Liens pursuant to the Stockholders’ Agreement and the Sale Cooperation Agreement and any Liens arising under applicable securities laws (collectively, “Permitted Liens”).

(c) Shares. The Seller is the record holder and beneficial owner of the Shares, free and clear of any restrictions on transfer, taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, except Permitted Liens. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any of the Shares, except as provided in the Stockholders’ Agreement and the Sale Cooperation Agreement. The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the Shares, other than under the Stockholders’ Agreement and the Sale Cooperation Agreement.

(d) Business Experience. The Seller is capable of evaluating the merits and risks of the sale of the Shares to the Company pursuant to the terms set forth herein.

(e) Access to Information. The Seller has had the opportunity to ask questions of, and to receive answers from, appropriate officers of the Company with respect to the terms and conditions of this Agreement and with respect to the business affairs, financial condition and results of operations of the Company. The Seller has had access to such financial and other information as is necessary in order for the Seller make a fully-informed decision as to this Agreement and the transactions contemplated hereby.

(f) Purchase Price. The Seller acknowledges that the Purchase Price represents an agreed upon price by the parties that does not necessarily reflect the fair market value of the Shares.

(g) Advice. Neither the Company nor its officers, directors, stockholders, agents, representatives, counsel or affiliates has made any representations or warranties to the Seller with respect to the tax or other consequences of the transactions contemplated by this Agreement. The Seller has had the opportunity to review with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Seller is relying solely on such advisors and not on any statements, representations or warranties of the Company or any of its officers, directors, stockholders, agents, representatives, counsel or affiliates for the federal, state, local and foreign tax consequences to the Seller that may result from the transactions contemplated by this Agreement.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to the Seller as follows:

(a) Authorization. The execution and delivery of this Agreement by the Company has been authorized by all necessary corporate action on behalf of the Company. This Agreement is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application, including statutory and other laws regarding fraudulent or preferential transfers relating to, limiting or affecting the enforcement of creditors’ rights generally and by general principles of equity, including the effect of such general principles of equity upon the specific enforceability of any of the remedies, covenants or other provisions contained herein or therein and their application (regardless of whether enforcement is considered in a proceeding at law or in equity or pursuant to arbitration).

(b) Non-contravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by the Company will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject (including the Certificate of Incorporation of the Company), (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which the Company is bound.

(c) Capitalization of the Company. As of the date of this Agreement, 54,000,000 shares of Company Common Stock are authorized and 30,369,324 shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) are issued and outstanding, on a fully diluted basis. As of the date of this Agreement, 11,000,000 shares of preferred stock, par value $0.0001 per share, of the Company (“Company Preferred Stock”), par value $0.0001 per share, are authorized and 11,000,000 shares of Company Preferred Stock are issued and outstanding, and such outstanding shares of Company Preferred Stock represent 15,274,808 shares of Company Common Stock, on an as converted to common stock basis in accordance with the terms of the Company’s amended and restated certificate of incorporation.

SECTION 4. Other Agreements.

(a) Stockholders’ Agreement. The Seller acknowledges and agrees that upon the consummation of Repurchase, the Seller shall immediately cease to be a stockholder of the Company and as such shall cease to have any rights granted to stockholders of the Company, including those provided for in the Stockholders’ Agreement.

(b) Further Actions. In case at any time after the Closing Date any further actions are necessary to carry out the specific obligations undertaken pursuant to this Agreement, the Seller will take such further actions (including the execution and delivery of such further instruments and documents) as the Company may reasonably request.

(c) Mutual Release.

(i) As a material inducement for the Company to enter into this Agreement, effective as of the Closing Date, the Seller (on behalf of himself and his successors and assigns) hereby unequivocally, voluntarily, knowingly, willingly, unconditionally, completely, irrevocably and immediately remises, releases and discharges the Company, its stockholders, and each of their respective Affiliates, managers, agents, insurers, predecessors, assigns and successors (collectively, the “Company Released Persons”) from and with respect to any and all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements (collectively, “Losses”) of whatever kind or nature to the extent arising on or prior to the Closing Date, whether at law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, which the Seller now has, or has ever had or may hereafter have against any of the Company Released Person occurring at any time on or prior to the Closing Date and under any law in any jurisdiction in connection with (A) the acquisition, ownership, transfer, sale or disposition of the Shares, and (B) the Seller’s acts or omissions in his capacity as a stockholder, Founder, manager, director or employee of the Company or its Affiliates, including in connection with the termination of his service as a director, manager, or employee (the “Seller Released Claims”); provided that the Seller Released Claims shall not include (1) any claims pursuant to this Agreement or the Sale Cooperation Agreement arising with respect to acts or omissions after the Closing Date, (2) any rights to be indemnified, exculpated or held harmless arising under any indemnification agreement, the Stockholders’ Agreement or bylaws, charter, certificate of incorporation, certificate of formation or any other organizational documents of the Company or any of its Affiliates, or any insurance policy of the Company or any of its Affiliates for the benefit of any current or former director, officer, manager or employee of the Company or its Affiliates and (3) any claims that may not be released as a matter of law. It is the intention of the Seller that such release of the Seller Released Claims shall be effective as a bar to each and every demand, claim and proceeding hereinabove specified and in furtherance of such intention, and the Seller, hereby expressly waives, effective as of the Closing Date, any and all rights and benefits conferred upon the Seller under applicable law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and proceedings, if any, as those relating to any other demands and proceedings hereinabove specified, but only to the extent such provision is applicable to releases such as this Section 4(c)(i). The Seller further agrees to execute any and all additional documents as may be required under any applicable law to give effect to his obligations under this Section 4(c)(i).

(ii) As a material inducement for the Seller to enter into this Agreement, effective as of the Closing Date, the Company, on behalf of itself and each of its Affiliates, managers, predecessors, assigns and successors (collectively, the “Company Parties”), hereby unequivocally, voluntarily, knowingly, willingly, unconditionally, completely, irrevocably and immediately remises, releases and discharges the Seller and each of his assigns and successors (collectively, the “Seller Released Persons”) from and with respect to any and all Losses of whatever kind or nature to the extent arising on or prior to the Closing Date, whether at law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, which any of the Company Parties now has, or has ever had or may hereafter have against any of the Seller Released Persons occurring at any time on or prior to the Closing Date in connection with (A) the acquisition, ownership, transfer, sale or disposition of the Shares, and (B) the Seller’s acts or omissions in his capacity as a stockholder, Founder, director or employee of the Company or its Affiliates, as applicable (the “Company Released Claims”); provided that the Company Released Claims shall not include (1) any claims pursuant to this Agreement or the Sale Cooperation Agreement arising with respect to acts or omissions that occur after the Closing Date, and (2) any claims that may not be released as a matter of law. It is the intention of Company that such release of the Company Released Claims shall be effective as a bar to each and every demand, claim and proceeding hereinabove specified and in furtherance of such intention, and Company, hereby expressly waives, effective as of the Closing Date, any and all rights and benefits conferred upon any of the Company Parties under applicable law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and proceedings, if any, as those relating to any other demands and proceedings hereinabove specified, but only to the extent such provision is applicable to releases such as this Section 4(c)(ii). The Company further agrees to execute any and all additional documents as may be required under any applicable law to give effect to its and the other Company Parties’ obligations under this Section 4(c)(ii).

(iii) Each party hereto, on behalf of itself, its successors and assigns, knowingly and voluntarily hereby expressly waives any and all rights or benefits conferred by the provisions of Section 1542 of the California Civil Code (“Section 1542”), or any similar law enacted in any other jurisdiction, and expressly consents that the releases contained in Section 4(c)(i) and Section 4(c)(ii) shall each be given full force and effect according to each and all of its express terms and conditions, including those relating to waiving and releasing all claims, whether now known or unknown, suspected, or unsuspected, and whether or not concealed or hidden. Section 1542 provides:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(iv) Each of the parties hereto, on behalf of itself, its successors and assigns, acknowledges that its own legal counsel has explained the effect and importance of the provisions of Section 1542, and of a waiver of the provisions of Section 1542. With this knowledge and understanding, each of the parties hereto, on behalf of itself, its successors and assigns, waives and relinquishes any rights or benefits that it has or might have under Section 1542 or any similar law enacted in any other jurisdiction. Each of the parties hereto, on behalf of itself, its successors and assigns, acknowledges that it is aware that it might hereafter discover facts in addition to or different from those that it now knows or believes to be true with respect to the subject matter of this Agreement, but it is the intention of the Seller and the Company (A) hereby to fully and finally forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, arising out of, based upon, or relating to, any and all claims, and (B) that the releases contained in Section 4(c)(i) and Section 4(c)(ii) shall remain in effect as full and complete general releases, notwithstanding discovery of, or the existence of, any such additional or different facts.

SECTION 5. Miscellaneous.

(a) Press Releases and Public Announcements. No party hereto shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party hereto.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and assigns.

(c) Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may be amended but only in a writing signed by the parties hereto.

(d) Succession and Assignment. This Agreement and any rights and obligations hereunder shall not be assigned by operation of law or otherwise without the express written consent of the other parties and any such attempted assignment without such consent shall be null and void. In the case where such consent is obtained, this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective assigns to the parties hereto.

(e) Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of any future exercise of any right, power or remedy.

(f) Remedies. Nothing contained in this Agreement is intended or shall be construed to limit the remedies available to any party against the others in the event of a breach hereof. Each of the parties hereto expressly acknowledges that, in addition to all other remedies at law or in equity, the remedy of specific performance shall be available to the other parties hereto in the event of a breach by such party of its obligations under this Agreement, including the Seller’s obligation to transfer the Shares in accordance with the terms of this Agreement.

(g) Expenses. The parties to this Agreement shall bear their own costs and expenses incurred in connection with negotiation and execution of this Agreement and consummation of the transactions contemplated hereby.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, or (ii) one business day after being sent to the recipient by reputable overnight courier service (with tracking capability and charges prepaid), and addressed to the intended recipient as set forth below:

If to the Company:

F45 Training Holdings Inc.

236 California Street

El Segundo, California 90245

Attention: Chief Legal Officer

E-mail: legal@f45hq.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Peter W. Wardle

E-mail: pwardle@gibsondunn.com

and

Gibson, Dunn & Crutcher LLP

2029 Century Park East Suite 4000

Los Angeles, CA 90067

Attention: Daniela L. Stolman

E-mail: dstolman@gibsondunn.com

If to the Seller:	Robert B. Deutsch 12 Bronte Marine Drive Bronte NSW 2024 Sydney Australia Email: rob_deutsch@hotmail.com with a copy (which shall not constitute notice) to:
Cooley LLP 55 Hudson Yards New York, NY 10001-2157 Attention: Joshua A. Kaufman, Esq.; David I. Silverman, Esq. Email: Josh.kaufman@cooley.com; dsilverman@cooley.com

Any party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

(i) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.

(k) Venue and Jurisdiction. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement must be brought in the Delaware Court of Chancery, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware. Each of the parties hereto knowingly, voluntarily and irrevocably submits to the exclusive jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum. Each party agrees that service of process upon such person, as applicable, in any action or proceeding arising out of or relating to this Agreement will be effective if notice is given by overnight courier at the address set forth in Section 5(h). The parties hereto agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing will restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(l) Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

(m) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(n) No Presumption Against Drafting Party. Each party hereto acknowledges that it is executing and delivering this Agreement after having received from independent legal counsel of its own choosing legal advice as to its rights hereunder and the legal effect hereof, to the extent each party hereto deemed appropriate. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(o) Survival of Representations and Warranties. All representations, warranties, and agreements of the parties hereto shall survive the sale and purchase of the Shares hereunder.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

F45 TRAINING HOLDINGS INC.

By:	/s/ Adam Gilchrist
Name: Adam Gilchrist
Title: Chief Executive Officer

SIGNATURE PAGE TO REPURCHASE AGREEMENT

ROBERT B. DEUTSCH

By:	/s/ Robert Deutsch

SIGNATURE PAGE TO REPURCHASE AGREEMENT